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                                                                   EXHIBIT 7(c)

                              AFFILIATE AGREEMENT


Apache Corporation
2000 Post Oak Blvd.
Suite 100
Houston, Texas 77056-4400

Ladies and Gentlemen:

         I have been advised that as of the date hereof, I may be deemed to be an "affiliate" of DEKALB Energy Company, a Delaware corporation (the "Company"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").

         Pursuant to the terms and subject to the conditions of that certain Agreement and Plan of Merger by and among Apache Corporation, a Delaware corporation ("Apache"), XPX Acquisitions, Inc., a Delaware corporation and a wholly owned subsidiary of Apache ("Sub"), and the Company dated as of December 21, 1994 (the "Merger Agreement"), providing for, among other things, the merger of Sub with and into the Company (the "Merger"), I will be entitled to receive shares of common stock, par value $1.25 per share, of Apache ("Apache Common Stock") in exchange for shares of Class A Stock, no par value, or Class B (nonvoting) Stock, no par value, of the Company (collectively, "Company Stock") owned by me at the Effective Time (as defined in the Merger Agreement) of the Merger, as determined pursuant to the Merger Agreement.

         I further understand that the Merger will be treated for financial accounting purposes as a "pooling of interests" in accordance with generally accepted accounting principles and that the staff of the SEC has issued certain guidelines that should be followed to ensure such "pooling of interests" treatment.

         In consideration of the Merger Agreement, the agreement of Apache contained herein, Apache's reliance on this letter in connection with the consummation of the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I hereby represent, warrant and agree that: (i) I will not make any sale, transfer or other disposition of the Company Stock owned by me during the period commencing 30 days before the Effective Time and ending at the earlier of the Effective Time and the termination of the Merger Agreement; and (ii) I will not make any sale, transfer or other disposition of Apache Common Stock owned by me after the Effective Time until such time as financial statements that include at least 30 days of combined operations of the Company and Apache after the Merger shall have been publicly reported, unless I shall have delivered to Apache prior to any such sale, transfer or other disposition, a written opinion from Arthur Andersen LLP, independent public accountants for Apache, or a written no-action letter from the accounting staff of the SEC, in either case in form and substance reasonably satisfactory to Apache, to the effect that such sale, transfer or other disposition will not cause the Merger not to be treated as a "pooling of interest"
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for financial accounting purposes in accordance with generally accepted accounting principles and the Rules and Regulations and interpretations thereof of the SEC and (iii) I will not make any sale, transfer or other disposition of any shares of Apache Common Stock received by me pursuant to the Merger in violation of the Securities Act or the Rules and Regulations.

         I have been advised that the issuance of the shares of Apache Common Stock pursuant to the Merger will have been registered with the SEC under the Securities Act on a Registration Statement on Form S-4. However, I have also been advised, and I agree, that since I may be deemed to be an affiliate of the Company at the time the Merger is submitted for a vote of the stockholders of the Company, the Apache Common Stock received by me pursuant to the Merger can be sold by me only (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 promulgated by the SEC under the Securities Act or (iii) in reliance upon an exemption from registration that is available under the Securities Act. I also understand and agree that stop- transfer instructions will be given to Apache's transfer agent with respect to the Apache Common Stock to be received by me pursuant to the Merger and that there will be placed on the certificates representing such shares of Apache Common Stock, or any substitutions therefor, a legend stating in substance as follows:

         "These shares were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. These shares may only be transferred in accordance with the terms of such Rule and an Affiliate Agreement between the original holder of such shares and Apache Corporation, a copy of which agreement is on file at the principal offices of Apache Corporation."

It is understood and agreed that the legend set forth above shall be removed, upon surrender of certificates bearing such legend, by delivery of substitute certificates without such legend if I shall have delivered to Apache an opinion of counsel, the reasonable cost of which would be borne by Apache, in form and substance reasonably satisfactory to Apache, to the effect that the sale or disposition of the shares represented by the surrendered certificates may be effected without registration of the offering, sale and delivery of such shares under the Securities Act.

         By its execution hereof, Apache agrees that, as long as I own any Apache Common Stock to be received by me pursuant to the Merger which remains subject to Rule 145 under the Securities Act, Apache (i) will make all reasonable efforts to make timely filings with the SEC of all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, and (ii) will promptly furnish upon written request of the undersigned a written statement confirming that such reports have been so timely filed.





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         If you are in agreement with the foregoing, please so indicate by signing below and returning a copy of this letter to the undersigned, at which time this letter shall become a binding agreement between us.

                                        Very truly yours,



                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________
                                        Date:___________________________________
                                        Address:________________________________


Accepted this ________ day
of _______________, 1994


APACHE CORPORATION


By:______________________________________
Name:____________________________________
Title:___________________________________





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